Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, GA 30309 Tel: +1 (404) 572-4600 Fax: +1 404 572 5100 www.kslaw.com
May 10, 2023
Sharecare, Inc.
255 East Paces Ferry Road NE
Suite 700
Atlanta, GA 30305

Ladies and Gentlemen:
We have acted as counsel to Sharecare, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on May 10, 2023, under the Securities Act of 1933, as amended (the “Securities Act”).
The Registration Statement relates to the issuance of up to 35,012,616 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “common stock”), that may be issued pursuant to the terms and in the manner set forth in the Sharecare, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”).
In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms and in the manner set forth in the Incentive Plan, the Shares will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
The opinions expressed herein are given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions expressed herein. This opinion letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.
We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Exhibit 5.1

Very truly yours,

King & Spalding LLP
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